SPS International Holdings, Inc.

                                                               October 12, 1999

BY FACSIMILE
------------

CPI Corp.
1706 Washington Avenue
St. Louis, Missouri 63103
Attn:  Chief Executive Officer

     Re:  Agreement and Plan of Merger dated as of June 15, 1999

Dear Sirs:

     Reference is made to the Agreement and Plan of Merger, dated as of June 15, 1999 (the "Merger Agreement"), by and among SPS International Holdings, Inc. ("Parent"), SPS Acquisition, Inc. and CPI Corp. (the "Company").

     This is to notify you that Parent hereby terminates the Merger Agreement pursuant to Section 5.01(d) thereof as a result of a breach by the Company of the representation and warranty of the Company contained in Section 2.01(f) of the Merger Agreement. This breach would give rise to a failure of a condition set forth in Section 4.02(a) and cannot be cured prior to 15 days after the date hereof. Accordingly, the termination of the Merger Agreement is effective immediately. This letter shall serve as notice of the termination of the Merger Agreement pursuant to Sections 5.01 and 5.02 thereof. Parent reserves the right to assert any other grounds for termination of the Merger Agreement, including the fact that one or more of the conditions to the financing cannot be met. Pursuant to Section 6.01 of the Merger Agreement, Parent hereby demands reimbursement from the Company for expenses incurred in connection with the Merger Agreement.

                                               Very truly yours,

                                               SPS INTERNATIONAL HOLDINGS, INC.



                                               By:  /s/ Mark Bandeen
                                                  ------------------------------
                                                  Name:  Mark Bandeen
                                                  Title: Co-President

cc:  William F. Wynne, Jr., Esq.
     White & Case LLP
     1155 Avenue of the Americas
     New York, New York 10036